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                          AGREEMENT REGARDING SUBLEASE

      This Agreement is executed as of 1/20, 1988 (the "Initial Date") between Filmworks U.S.A., Inc. ("Sublessor") and MCA Concerts, Inc. ("Tenant").

      Section 1. This Agreement is entered into with reference to the following facts:

            1.1 The City of Atlanta (the "City") is the fee owner of an approximately 117 acre parcel commonly known as Lakewood Fairgrounds ("Lakewood"), the legal description of which is attached as Exhibit A.

            1.2 Sublessor is the lessee of Lakewood under a lease with the City dated February 2, 1984 (the "Master Lease").

            1.3 Concurrently herewith the parties have executed a sublease between Sublessor (as sublessor) and Tenant (as sublessee) pertaining to a portion of Lakewood (the "Sublease").

            1.4 The parties recognize that the Master Lease requires the approval of the Sublease by the City.

      Section 2. Each party will exercise its best efforts expeditiously to secure the City's approval of the Sublease and such minor amendments of the Master Lease as Tenant may deem appropriate (subject to Sublessor's reasonable approval) in order to conform the Master Lease with any provision which would otherwise conflict with it in the Sublease as well as such attornment and non-disturbance agreements from the City as Tenant deems appropriate to assure Tenant of the choice to continue as a sublessee (or direct lessee, if applicable) regardless of the future relationship between Sublessor and the City. The matters as referred to in the prior sentence are hereinafter referred to as the "City Approval Matters." The date upon which all action required by the City to approve the Sublease has been accomplished and such approval is fully effective, and all other of the City Approval Matters have been accomplished to Tenant's satisfaction, is referred to as the "City Approval Date."

11/23/87
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      Section 3. Each party will exercise its best efforts expeditiously to secure from the appropriate governmental authorities all approvals, actions, and commitments which Tenant reasonably requires in order to assure itself that the project contemplated by the Sublease can be developed, constructed, and operated in accordance with Tenant's contemplated plan. Without derogating from the generality of the foregoing, this includes assurances to Tenant that appropriate building permits can be obtained by Tenant without any unusual requirements being imposed and without any financial obligations (other than standard and customary permit fees) being imposed, commitments to Tenant from the appropriate governmental entities for vehicular traffic flow improvement such as freeway off-ramps and other traffic mitigation measures, and the receipt by Tenant of licenses and approvals from appropriate regulatory agencies with reference to environmental regulations, zoning, land use regulations, and licensing. Sublessor will also take such steps as are necessary to provide Tenant with a binding commitment from a carrier approved by Tenant to issue the title insurance policy referred to in Subsection 6.4. The matters referred to above in this Section 3 (excluding City Approval Matters) are hereinafter referred to as "Final Action Matters." The date when all of the Final Action Matters have been accomplished to Tenant's satisfaction or Tenant has waived in writing any Final Action Matters not so accomplished, and the City Approval Date has previously, or contemporaneously occurred, is referred to as the "Start Date." If Tenant commences substantial construction for the erection of the amphitheater facility (as distinguished from surveys, testing and the like, preparatory work, the erection of temporary structures and other activities which do not materially alter the area described in Section 5), the date upon which such construction begins shall be the Start Date regardless of whether the City Approval Matters or Final Action Matters have been accomplished.

Section 4. Promptly upon execution of this Agreement, Tenant shall deposit $150,000 in an escrow account with __________________; interest earned in the account shall be for the benefit of Tenant. Tenant and Sublessor shall each pay half the escrow holder's fees except if the Sublease is voided pursuant to Subsections 4.1 or 4.2 the party electing to void the Sublease shall pay (or reimburse the other party for) the entire fee. The parties shall execute escrow instructions consistent with this Agreement and including


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the standard exculpatory and indemnification provisions required by the escrow holder. The interest earned on the funds held in escrow shall be disbursed to Tenant in accordance with instructions given by Tenant from time to time to the escrow holder. The $150,000 plus any additional deposit into escrow pursuant to the last sentences of Subsection 4.1 (the sum of $150,000 plus said additional deposit is hereinafter referred to as the "Escrow Deposit") held by the escrow holder shall be disbursed as follows:

            4.1 If the Start Date has not occurred by a date which is one year from the Initial Date (the "First Anniversary Date") Sublessor and Tenant may each cause the Sublease to become void (from its inception as if it had never been executed) by giving the other notice (the "Termination Notice") specifying the date upon which the Sublease will become void, which date will not be less than 30 days after the date upon which the Termination Notice was given, and the Sublease shall become void on the date so designated in the Termination Notice unless prior to such date the Start Date occurs. Notwithstanding the foregoing, if Tenant in good faith believes that the City Approval Matters (if not previously accomplished) can be accomplished, and that the Final Action Matters can be satisfactorily resolved within a reasonable time following the date upon which the Sublease would, as a result of Sublessor's notice, otherwise become void, Sublessor will not unreasonably withhold approval of Tenant's request for an extension of the date upon which, absent the earlier occurrence of the Start Date, the Sublease will become void; during the period of any such extension, Tenant shall deposit $12,500 per month into the escrow account, with the first such payment being due five days following the First Anniversary Date and each successive monthly payment being due on the corresponding day of each calendar month thereafter during the extension period.

            4.2 If Tenant in good faith determines, prior to the First Anniversary Date, that either the City Approval Matters of the Final Action Matters cannot be accomplished by the First Anniversary Date on terms satisfactory to Tenant, Tenant may give Sublessor notice that the Sublease is void and the Sublease will be void immediately upon the giving of such notice.


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            4.3 On the Start Date the Escrow Deposit shall be released to
      Sublessor. A sum equal to $12,500 per month (pro-rated for a partial month) from the Initial Date to the Start Date shall be credited to Tenant's rental obligation under the Sublease for the aforementioned period; if the Start Date is earlier than the First Anniversary Date, the balance shall constitute pre-paid rent under the Sublease for the remainder of the one year period following the Initial Date, and if, by reason of the last sentence of Subsection 4.1, the Start Date is more than one year following the Initial Date, the balance shall constitute pre-paid rent under the Sublease for the partial month following the Start Date.

            4.4 If the Sublease was voided pursuant to Subsection 4.1 and the Termination Notice was given prior to the City Approval Date, the Escrow Deposit shall be paid entirely to Tenant.

            4.5 If the Sublease was voided pursuant to Subsection 4.1 and the Termination Notice was given after the City Approval Date, the entire Escrow Deposit shall be paid to Sublessor.

            4.6 If the Sublease was voided pursuant to Subsection 4.2 before the City Approval Date, the Escrow Deposit shall be paid entirely to Tenant, and if voided after the City Approval Date, a sum equal to $12,500 per month (pro-rated for a partial month) from the Initial Date to the date upon which Tenant gave the notice under Subsection 4.2 shall be released to Sublessor and the balance shall be paid to Tenant.

            4.7 If the Sublease is not voided pursuant to Subsection 4.1 or 4.2, the Sublease shall remain in full force and effect.

      Section 5. The Site (approximately 10 acres), the Parking Area (approximately 50 acres) and the Easement Areas (as those terms are defined in the Sublease) will be located within that portion of Lakewood as outlined on attached Exhibit B and within that portion will be located as designated and selected by Tenant prior to the Start Date. Tenant will cooperate with Sublessor with respect to locating the Easement


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Areas so as to accommodate the reasonable needs of Sublessor, provided Tenant will not be required to incur any additional expense or suffer any adverse effect as a result of such cooperation.

      Section 6. Promptly following the Start Date the parties shall complete the Sublease by taking the following actions:

            6.1 The date of the Start Date shall be inserted in Subsection 1.6.1 of the Sublease.

            6.2 The dollar amount of the Escrow Deposit and the date to which pre-paid rent has been paid shall be inserted in Subsection 4.2.1 of the Sublease.

            6.3 The plot plan showing the location of each of the areas within the Project Area (as defined in the Sublease) together with legal descriptions for each such area shall be attached as Exhibits to the Sublease (which the parties shall have the right to approve, but approval will not be withheld if and to the extent the descriptions are consistent with the areas designated and selected by Tenant pursuant to Section 5). Tenant will bear the expenses of platting and obtaining the legal descriptions from a licensed surveyor, unless and to the extent survey work is required outside the Project Area, the expense for which shall be borne by Sublessor.

            6.4 Sublessor shall deliver to Tenant an ALTA extended coverage policy of title insurance (issued by a carrier approved by Tenant), with limits designated by Tenant, with the survey and facts disclosed by inspection exceptions deleted, insuring Tenant's leasehold interest subject only to the Master Lease and to easements, if any, as are approved by Tenant as not constituting any potential interference with Tenant's use and enjoyment of the leasehold; Tenant shall pay the premium for such coverage.

      Section 7. Except for the obligations specified in Section 6, for the provisions of Section 9 below, and for any actions required to effectuate the disbursement of funds from escrow (as specified in Section 4), following the Start Date this Agreement will be of no further force or effect


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and the relationship between the parties shall be governed solely by the
Sublease. While this Agreement is in effect, the provisions of Subsection 15.3 of the Sublease which recite that the Sublease constitutes the full, complete and entire agreement shall be deemed modified to reflect incorporation of this Agreement.

      Section 8. This Agreement, together with the Sublease, constitutes the full, complete and entire agreement between and among Sublessor and Tenant concerning Lakewood; no agent, officer or representative of either party has authority to make, or has made, any statement, agreement, representation or contemporaneous agreement, oral or written, in connection with this Agreement and the Sublease modifying, adding to or changing the provisions, covenants, terms and conditions of this Agreement and the Sublease. Any prior agreements between the parties (including without limitation the Memorandum of Intent) are hereby superseded. No modification or amendment of this Agreement or the Sublease shall be binding unless such modification or amendment shall be in writing and signed by both Sublessor and Tenant.

      Section 9. During the period from the Initial Date up to the Start Date or earlier termination of the Sublease, Tenant and any persons and entities designated by Tenant shall have access to Lakewood for planning, inspections, conducting tests (including without limitation sound tests and soil tests) and for similar purposes. Tenant shall indemnify and hold Sublessor harmless from and against any and all claims, losses, liabilities, costs and expenses arising solely out of the activities of Tenant and the persons and entities designated by Tenant in the course of exercising the rights specified in the prior sentence. Subject to the prior sentence, Sublessor shall indemnify and hold Tenant harmless from and against any and all claims, losses, liabilities, costs and expenses arising out of or connected with Lakewood which occur by reason of any act or omission prior to the Start Date or earlier termination of the Sublease. Notwithstanding anything to the contrary in Section 9 or elsewhere in this Agreement nothing in this Agreement shall constitute, or be construed as constituting, a covenant, promise, agreement, or understanding for Sublessor to indemnify or hold harmless Tenant against liability for damage arising out of bodily injury to persons or damage to property caused by or resulting from the sole negligence of Tenant, his agents or employees.


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The respective indemnification and hold harmless obligations of Tenant and
Sublessor above shall also inure to the benefit of the shareholders, directors, officers, employees and agents of the respective indemnified parties. Sublessor and Tenant shall carry the insurance policies and comply with the provisions of Subsections 9.1 (except only the provisions of Subsections 8.1 and 8.2 of the Master Lease shall be applicable) and 9.2 of the Sublease during the period prior to the Start Date or earlier termination of the Sublease. The liability of the parties under this Section 9 for acts or omissions occurring prior to the Start Date or earlier termination of the Sublease shall survive the termination of the Sublease and shall also survive the Start Date. Except as specified above Tenant will have no rights or obligations of any kind whatsoever with respect to the Project Area during the period prior to the Start Date.

      Section 10. In addition to the obligations and covenants undertaken by Tenant under this Agreement, concurrently with the execution hereof Tenant is paying Sublessor $1.00, receipt of which Sublessor hereby acknowledges. Sublessor also acknowledges that Tenant will be relying upon this Agreement, including without limitation by expending sums in connection with planning for the project contemplated by the Sublease, and Sublessor accordingly recognizes that this Agreement is binding upon it and that it has received consideration for executing it.

      Section 11. The provisions of Sections 15.19 [confidentiality], 14.2.3 [assignment], 17 [successors and assigns], 15.5 [notice], 15.14 [attorneys fees], 15.8 [broker's commissions], and 15.11 [governing law] of the Sublease are incorporated mutatis mutandis herein by this reference. Except to the extent otherwise specified in this Agreement, until the Start Date has occurred, the provisions of the Sublease will not be in effect.

                                                    MCA Concerts, Inc.

                                                    By /s/ [Illegible]
                                                    ------------------

                                                    Filmworks, USA, Inc.

                                                    By /s/ [Illegible]
                                                    ------------------
                                                       President

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                                    EXHIBIT A

                          (Description of the Property)

      All that tract or parcel of land lying and being in Land Lots 58, 71 and 72 of the 14th District of Fulton County, Georgia, and being more particularly described as follows:

BEGINNING at a nail placed in the intersection formed by the centerline of South Pryor Road (abandoned on June 4, 1958) and the southwest line of the right-of-way of Claire Drive (being a 50 foot right-of-way) running thence southeasterly along the southwest line of the right-of-way of Claire Drive, and following the curvature thereof, a distance of 1379.3 feet to an iron pin placed; running thence south 35 degrees 48 minutes west a distance of 481.9 feet to an iron pin placed, running thence south 51 degrees 17 minutes 00 seconds east a distance of 1096.0 feet to an iron pin placed; running thence south 45 degrees 14 minutes 30 seconds east a distance of 220.0 feet to an iron pin placed; running thence south 74 degrees 29 minutes east a distance of 320.0 feet to the center of a manhole, running thence south 46 degrees 29 minutes east a distance of 326.3 feet to an iron pin placed on the northwest line of the right-of-way of Lakewood Avenue (being a 60 feet right-of-way), said iron pin placed being at a point 518.0 feet southwest, as measured along the northwest line of the right-of-way of Lakewood Avenue, from the intersection formed by the northwest line of the right-of-way of Lakewood Avenue and the southwest line of the right-of-way of Shadydale Avenue, running thence southwesterly along the northwest line of the right-of-way of Lakewood Avenue, and following the curvature thereof a distance of 1733.1 feet to an iron pin placed; running thence north 84 degrees 50 minutes west a distance of 56.6 feet to an iron pin placed; running thence south 29 degrees 45 minutes west a distance of 33.6 feet to an iron pin placed; running thence in a westerly and northwesterly direction, along the arc of a curve having a chord bearing north 65 degrees 22 minutes west for 967.8 feet, a distance of 970.8 feet to an iron pin placed, running thence south 87 degrees 46 minutes west along the north line of the right-of-way of Lakewood Way (being a 60 foot right-of-way) a distance of 1176.2 feet to an iron pin found in the intersection formed by the north line of the right-of-way of Lakewood Way and the east line of the right-of-way of Pryor Road (being a 50 foot right-of-way), running thence north 00 degrees 32 minutes east along the east line of the right-of-way of Pryor Road a distance of 1598.7 feet to a nail placed in the intersection formed by the east line of the right-of-way of Pryor Road and the centerline of South Pryor Road (abandoned June 4, 1958), running thence in a northeasterly, easterly, southeasterly, northeasterly and northerly direction along the centerline of South Pryor Road and following the curvature thereof a distance of 2796.3 feet to the POINT OF BEGINNING (said course of 2796.3 feet being comprised of the area of the following chords: begin at the nail placed in the intersection formed by the east line of the right-of-way of Pryor Road and the centerline of South Pryor Road and run thence north 63 degrees and 34 minutes east for 251.9 feet, run thence north 88 degrees 47 minutes east for 357.8 feet, run thence north 89 degrees 44 minutes east for
272.2 feet, run thence south 74 degrees 27 minutes east for 458.1 feet, run thence north 55 degrees and 49 minutes east for 353.8 feet, run thence north 00 degrees 14 minutes east for 569.8 feet and run thence north 00 degrees and 00 west for 563.4 feet to the nail placed in the intersection formed by the centerline of South Pryor Road and the southwest line of the right-of-way of Claire Drive); being property depicted as 132.62 acres on that certain blueprint of survey, to which reference is made for all purposes, prepared by Watts & Browning, Engineers, dated May 20, 1970, and bearing the certification of A. W. Browning, Georgia Registered Land Surveyor No. 490.

TOGETHER WITH all other property, if any, owned by the City of Atlanta in Land Lots 58, 71 and 72 of the 14th District of Fulton County, Georgia, within the area which the area which is bounded on the west by the above described property, on the south by Lakewood Avenue and on the east by Shadydale Avenue and on the north by Claire Drive, BUT NOT INCLUDING the rights of the City of Atlanta in and to (i) the right-of-way of any road, street or highway, dedicated to public use or (ii) any utility easements or installations.

TOGETHER WITH all rights, members and appurtenances (except as hereinabove expressly limited) pertaining to the above described property.

LESS AND EXCEPT that portion of the above-described property lying and being in Land Lot 71 of the 14th District of Fulton County, Georgia and being more particularly described as follows:

BEGINNING at an iron pin found in the intersection formed by the east line of the right-of-way of Pryor Road and the north line of the right-of-way of Lakewood Way and running thence north 00 degrees 49 minutes 17 seconds west along the east line of right-of-way of Pryor Road a distance of 27.80 feet to an iron pin found in the intersection formed by the east line of the right-of-way of Pryor Road and the southeast side of Lakewood Park Entrance Road, running thence north 62 degrees 40 minutes 00 seconds east along the southeast side of Lakewood Park Entrance Road a distance of 299.83 feet to iron pin found, running thence in a southeasterly, easterly and northeasterly direction, along the arc of a curve having a chord running north 82 degrees 47 minutes 17 seconds east for 156.00 feet, a distance of 173.40 feet to an iron pin set; running thence north 61 degrees 21 minutes 01 seconds east a distance of 92.00 feet to an iron pin found on the south side of Lakewood Park Entrance Road; running thence south 86 degrees 17 minutes 01 seconds east along the south side of Lakewood Park Entrance Road a distance of 277.56 feet to an iron pin found; running thence south 82 degrees 22 minutes 59 seconds east along the south side of Lakewood Park Entrance Road a distance of 230.00 feet to an iron pin set; running south 33 degrees 14 minutes 49 seconds east along the southwest side of Lakewood Park Entrance Road a distance of 45.00 feet to an iron pin set; running thence south 57 degrees 45 minutes 17 seconds east along the southwest side of Lakewood Park Entrance a distance of 125.00 feet to an iron pin found; running thence south 05 degrees 25 minutes 06 seconds west along the west side of Lakewood Park Entrance Road a distance of 25.05 feet to an iron pin found in the intersection formed by the west side of Lakewood Park Entrance Road and the north line of the right-of-way of Lakewood running thence south 86 degrees 31 minutes 57 seconds west along the north line of the right-of-way of Lakewood Way a distance of 1,119.33 feet to an iron pin found; running thence north 57 degrees and 14 minutes 39 seconds west along the northeast line of the right-of-way of Lakewood Way a distance of 24.92 feet to the POINT OF BEGINNING; being property depicted as 3.80 acres on that certain blueprint of survey, to which reference is made for all purposes, prepared by and bearing the certification of Donald K. Stokes, Georgia Registered Land Surveyor No. 1896, dated April 1977; being property developed as the Southeast Atlanta Neighborhood Facility pursuant to a Resolution proposed by the Human Resources Committee under date of August 3, 1976, adopted by the Council of the City of Atlanta on August 16, 1976 and approved by the Mayor on August 20, 1976.

LESS AND EXCEPT that portion of the above-described property lying and being in Land Lot 72 of the 14th District of Fulton County, Georgia and being an area of
5.42 acres as shown on General Site Plan of the Lakewood Substation as attached hereto and made a part hereof and also filed in the Office of Engineering, Department of Environment and Streets, City of Atlanta.

EXHIBIT B

Tenant has the right anytime up to and including the Start Date to designate whether this Exhibit B or Exhibit B - Alternate will be deemed to be "Exhibit B" for purposes of Section 5 of Agreement Regarding Sublease.

(Graphic omitted)

Sublessor has requested that tenant utilize as little of parking Area X as possible and Tenant will in good faith attempt to accommodate this request but sublessee's determination in its sole discretion as to the frequency and extent of parking usage of the aforementioned Area X shall be final and binding.

MCA AMPHITHEATRE
AT THE LAKEWOOD FAIRGROUNDS                       [LOGO] The Blurock Partnership
ATLANTA, GEORGIA                                         Architects and Planners

EXHIBIT B - ALTERNATE

Tenant has the right anytime up to and including the Start Date to designate whether this Exhibit B - Alternate or Exhibit B will be deemed to be the "Exhibit B" for purposes of Section 5 of Agreement Regarding Sublease.

(Graphic omitted)

MCA AMPHITHEATRE
AT THE LAKEWOOD FAIRGROUNDS   ATLANTA, GEORGIA    [LOGO] The Blurock Partnership
                                                         Architects and Planners